Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Parent	Subsidiary	Jurisdiction of Incorporation of Subsidiary
LSB Financial Corp.	Lafayette Savings Bank, FSB	Federal
Lafayette Savings Bank, FSB	L.S.B. Service Corporation	Indiana

The financial statements of LSB Financial Corp. are consolidated with those of its subsidiaries.